EXHIBIT 15

December 11, 2006

To the Board of Directors of

McDATA Corporation

Broomfield, Colorado

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of McDATA Corporation and subsidiaries (the “Company”) for the periods October 31, 2006 and 2005, as indicated in our report dated December 11, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 31, 2006, is incorporated by reference in the Company’s Registration Statement No. 333-105650 on Form S-3, Registration Statement No. 333-122758 on Form S-4, and Registration Statements on Form S-8 (Nos. 333-108974, 333-98773, 333-83298, 333-121175, 333-43316, 333-127041, and 333-127042), and in Brocade Communications Systems, Inc. Registration Statement No. 333-137758 on Form S-4 and on Registration Statement Nos. 333-129909, 333-129908, 333-117897, 333-10357, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653 and 333-85187 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

December 11, 2006